Exhibit 21.0
LIST OF SUBSIDIARIES
Registrant: SI Financial Group, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Savings Institute Bank and Trust Company	100%	United States
SI Capital Trust II(1)	100%	Delaware
803 Financial Corp.(2)	100%	Connecticut
SI Realty Company, Inc.(2)	100%	Connecticut
SI Mortgage Company(2)	100%	Connecticut
(1)	In accordance with authoritative guidance on the consolidation of variable interest entities, SI Capital Trust II is not included in the Company’s consolidated financial statements.

(2)	Wholly-owned subsidiary of Savings Institute Bank and Trust Company.